IMAX CORPORATION

Exhibit 10.26

Summary of Directors’ Compensation

1.	In respect of each year during which an Eligible Director serves as a Director of the Corporation, he shall receive:

a.	$50,000 (US) per year payable quarterly in arrears;

b.	at the commencement of each year of office or upon joining the Board, or as soon as practicable thereafter, a grant of RSUs with an aggregate value of US $125,000 on the date of grant that will vest on the date of grant;

c.	reimbursement of any expenses incurred by the Eligible Director in connection with participation in Board or Committee meetings.

2.	Committee Chairs shall receive the following yearly fees, which are payable quarterly, in arrears:

Audit Committee Chair	US $	15,000
Compensation Committee Chair	US $	10,000
Governance Committee Chair	US $	10,000

3.	Committee members shall receive the following yearly retainers, which are payable quarterly, in arrears:

Audit Committee	US $	10,000
Compensation Committee	US $	7,500
Governance Committee	US $	5,000

4.	In addition to the compensation received under a services agreement dated December 11, 2008, as amended by an amending agreement dated April 1, 2013, the Chairman of the Board will receive a grant of RSUs with an aggregate value of US $170,000 on the date of grant.

5.	The annual compensation for Directors, as set out above, shall remain in effect until it is amended or revoked by further resolution.

June 11, 2013